Exhibit (d)(4)

MUTUAL NON-DISCLOSURE AGREEMENT

This Mutual Non-Disclosure Agreement (this “Agreement”) is entered into on the last date signed below (“Effective Date”), between Dermira, Inc., a Delaware corporation (including its subsidiaries), whose address is 275 Middlefield Road, Suite 150, Menlo Park, CA 94025, USA (“Dermira”), and Eli Lilly and Company, an Indiana corporation, whose address is Lilly Corporate Center, Indianapolis, Indiana 46285 (“Company”).

Dermira and Company wish to discuss and evaluate a potential scientific or business opportunity of mutual interest regarding Dermira’s anti-L13 mAb Lebrikizumab program including Dermira’s phase 2B data for atopic dermatitis and phase 3 plans (the “Business Purpose”). In connection therewith, Dermira and Company recognize that there is a need to disclose to each other certain confidential information to be used only for the Business Purpose and to protect such confidential information from unauthorized use and disclosure.

In consideration of the other party’s disclosure of such confidential information, each party agrees as follows:

1. Definitions.

For purposes of this Agreement:

(a) “Confidential Information” means any technical or business information disclosed by or on behalf of one party to the other in any form and in connection with this Agreement and the Business Purpose, including: (i) inventions (whether patentable or not), data, instructions, ideas, software, algorithms, discoveries, procedures, methods, techniques, formulae, biological sequences; and (ii) any other information that, under the circumstances, a person exercising reasonable business judgment would understand to be confidential or proprietary.

(b) “Affiliates” means any corporation, firm, partnership or other entity which directly or indirectly controls, is controlled by, or is under common control with a party.

(c) “Representatives” means, individually and collectively, the officers, directors, employees, agents, consultants and/or independent contractors of Dermira or the Company and their respective Affiliates.

2. Confidential Information will not include any information which the receiving party can establish:

(i) is or becomes public knowledge or is in the public domain, other than by breach of this Agreement by the receiving party;

(ii) is already lawfully possessed by the receiving party without any obligations of confidentiality or restrictions on use prior to receiving such information from the disclosing party, as documented by prior written records;

(iii) is obtained subsequently by the receiving party from a third party without any obligations of confidentiality with respect to such information and such third party is in lawful possession of such information and not in violation of any contractual or legal obligations to maintain the confidentiality of such information; or

(iv) has been developed by the receiving party independently of any access to or use of any of the disclosing party’s Confidential Information disclosed hereunder, as documented by the receiving party’s written records.

3. The receiving party shall, and shall cause its Representatives to: (i) maintain all Confidential Information of the disclosing party in strict confidence; (ii) not publish or otherwise disclose Confidential Information of the disclosing party to any third parties; and (iii) not use Confidential Information of the disclosing party for any purpose except for the Business Purpose.

4. Notwithstanding Section 3, the receiving party may disclose any part of the Confidential Information of the disclosing party to the extent that such Confidential Information is disclosed:

(i) Subject to Section 5, to comply with applicable laws, rules and regulations (including, without limitation, the rules and regulations of the Securities and Exchange Commission or any national securities or stock exchange) and with judicial process, if, in the reasonable opinion of the receiving party’s counsel, such disclosure is necessary for such compliance; provided that (a) the receiving party shall promptly notify the disclosing party of any intended disclosure and shall provide the disclosing party with a copy of the Confidential Information which the receiving party intends to disclose not less than five (5) business days (or such shorter period of time as may be required, under the circumstances, to comply with applicable laws, rules and regulations) prior to such disclosure; (b) the receiving party shall, prior to such disclosure, use commercially reasonable efforts to obtain confidential treatment of such of the Confidential Information that the disclosing party requests be kept confidential; and (c) the receiving party shall provide reasonable co-operation to the disclosing party regarding the timing and content of such disclosure and regarding any action which the disclosing party may reasonably deem appropriate to protect the confidentiality of the information by appropriate legal means, to the extent practicable; or

(ii) solely on a “need to know basis” for the Business Purpose, to its Affiliates and Representatives, each of whom prior to disclosure must be bound by written obligations of non-use and nondisclosure no less restrictive than the obligations set forth in this Agreement or subject to an ethical obligation that would impose comparable restrictions on disclosure of the Confidential Information by the Affiliates; provided, however, that the receiving party shall remain responsible for any failure by any third party who receives Confidential Information pursuant to this Section 4(ii) to treat such Confidential Information as required hereunder.

5. If and whenever any Confidential Information of the disclosing party is disclosed in accordance with Section 4(i), such disclosure shall not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement).

6. Upon the earlier of expiration or termination of this Agreement, or the disclosing party’s request, the receiving party shall within 30 days, at the discretion of the disclosing party, either: (i) return to the disclosing party; or (ii) destroy (or permanently delete in the case of Confidential Information held electronically to the extent technically feasible or practicable) and certify such destruction, all originals, copies, summaries and other tangible manifestations of Confidential Information of the disclosing party in the possession of the receiving party; provided that, the receiving party may maintain one (1) copy of such Confidential Information in its legal files to monitor any continuing rights or obligations under this Agreement and to ensure compliance with applicable law.

7. All Confidential Information of the disclosing party remains the sole and exclusive property of the disclosing party. Each party acknowledges and agrees that nothing in this Agreement will be construed as granting any rights to the receiving party, by license or otherwise, in or to any Confidential Information of the disclosing party, or any patent, copyright or other intellectual property or proprietary rights of the disclosing party, except as specified in this Agreement.

8. ALL CONFIDENTIAL INFORMATION IS PROVIDED BY THE DISCLOSING PARTY “AS IS”.

9. Each party acknowledges that the unauthorized use or disclosure of the disclosing party’s Confidential Information may cause the disclosing party to incur irreparable harm and significant damages, the degree of which may be difficult to ascertain. Accordingly, each party agrees that the disclosing party may have the right to seek immediate equitable relief to enjoin any unauthorized use or disclosure of its Confidential Information, in addition to any other rights and remedies that it may have at law or otherwise.

10. Company agrees that without the prior written consent of Dermira, during the period expiring 12 months after the Effective Date, none of the Company or its Representatives who had access to Confidential Information will, directly or indirectly, solicit or recruit for employment any of Dermira’s or its subsidiaries’ then-current employees who first became known to the Company in connection with the evaluation of a possible transaction relating to the Business Purpose; provided, however, that the foregoing shall not apply to (i) generalized searches for employees by use of advertisements in newspapers and/or electronic media or the use of search firms, in each case, that are not targeted at employees of Dermira, (ii) any employee that has been terminated by Dermira prior to commencement of employment discussions between the Company or its Representatives and such employee or (iii) responding to any employee of Dermira who contacts the Company at his or her own initiative without any prior direct or indirect solicitation.

11. (a) General Standstill. In consideration of Dermira’s Confidential Information being provided to Company, for a period of 12 months from the Effective Date (the “Standstill Period”), neither Company nor its controlled “affiliates” (as such term is defined in the Securities Exchange Act of 1934, as amended (the “Act”)), acting alone or as part of a “group” (as such term is defined under Section 13(d)3 of the Act), will, without the prior written consent of Dermira, (i) acquire or seek, offer, propose or agree to acquire, directly or indirectly, beneficial ownership in excess of five percent (5%) of the outstanding equity securities of Dermira, any direct or indirect rights or options to acquire in excess of five percent (5%) of the outstanding equity securities of Dermira, or any assets of Dermira or its subsidiaries (whether by merger, tender or exchange offer, recapitalization, reorganization, stock or asset purchase, business combination or otherwise), (ii) vote in excess of five percent (5%) of the outstanding voting securities of Dermira, engage in any “solicitation” of “proxies” (as such terms are used in the proxy rules under the Act) or take any other action with the purpose of seeking to elect or cause the election of any person to the Board of Directors of Dermira, (iii) form, join or in any way participate in a “group” (as such term is defined under Section 13(d)3 of the Act) with respect to acquiring or holding in excess of five percent (5%) of the outstanding equity securities of Dermira, (iv) initiate any Dermira stockholder proposal seeking to influence the management or control of Dermira, or (v) take any other action that would reasonably be expected to require Dermira to make a public announcement regarding such a potential acquisition, solicitation, election and/or action.

(b) Notwithstanding anything to the contrary contained elsewhere herein, the Company and its affiliates may own (and may acquire shares or other ownership interests in) any third-party mutual fund or similar passive investment vehicle that owns Dermira securities provided that the Company and its affiliates do not exercise control over the investment decisions of such entity. The foregoing standstill provisions set forth in this Section 11 shall not prohibit direct or indirect investments by a pension or employee benefit plan or trust for the Company’s or its affiliates’ employees so long as such investments are directed by independent trustees, administrators or employees to whom no Confidential Information has been disclosed.

(c) Release from Standstill. Notwithstanding anything to the contrary in this Agreement, this Section 11 shall be of no further force and effect if at any time during the Standstill Period:

(i) Definitive Agreement. Dermira enters into an agreement providing for a Combination (as defined below) or Dermira redeems any rights under, or modifies or agrees to modify, a shareholder rights plan to facilitate any Combination.

(ii) Tender Offer. A tender or exchange offer that, if consummated, would constitute a Combination is made for securities of Dermira and the board of directors of Dermira either accepts such offer or fails to recommend that its stockholders reject such offer within ten business days from the date of commencement of such offer.

(iii) Public Announcement. The board of directors of Dermira publicly announces its intention to engage in a formal process that is intended to result in a transaction which if consummated would constitute a Combination.

A “Combination” shall mean a transaction in which (i) a person or “group” (within the meaning of Section 13(d) under the Act) acquires, directly or indirectly, securities representing 25% or more of the voting power of the outstanding securities of Dermira or properties or assets constituting 25% or more of the consolidated assets of Dermira and its subsidiaries or (ii) in any case not covered by (i), Dermira (A) issues securities representing 25% or more of its total voting power to a person or “group”, including in the case of (i) and (ii) by way of a merger or other business combination with Dermira or any of its subsidiaries or (B) engages in a merger or other business combination such that the holders of voting securities of Dermira immediately prior to the transaction do not own more than 50% of the voting power of securities of the resulting entity.

(d) MFN. Dermira represents and warrants that it has not entered into any confidentiality or similar agreement with any party in connection with any discussion or consideration of a possible transaction or series of transactions (a “Counterparty”) that imposes any standstill obligations or contains any standstill provisions that are materially less restrictive upon such Counterparty than the standstill provisions set forth in this Agreement, including (without limitation) with respect to the nature and scope of such restrictions on the Counterparty, the duration of such restrictions and any exceptions to such nature, scope or duration. Dermira agrees that if Dermira enters into any confidentiality or similar agreement (or any amendment thereto or waiver thereof) relating to such a transaction or series of transactions with any Counterparty that contains any provision which, if currently in effect, would make the representation in the preceding sentence inaccurate, then Dermira shall promptly provide the Company notice thereof and a copy of such provision (which need not identify such Counterparty), and upon such notice, unless the Company elects otherwise within five days of such notice, this Agreement shall be deemed to be amended to conform the provisions of this Agreement with such more favorable provision.

(e) Except as expressly set forth in this Section 11, nothing in this Agreement (including, but not limited to, the restrictions on the disclosure and use of information set forth herein) shall restrict or prohibit the Company, its affiliates or its or their Representatives from taking any action described in clauses (i) through (v) of paragraph (a) of this Section 11.

(f) Dermira agrees that it will not assert that this Agreement or any other agreement between the Company and its affiliates, on the one hand, and Dermira or its affiliates, on the other hand, restricts any of the actions contemplated by this Section 11 after the expiration or termination of the Standstill Period.

(g) Private Discussion. The Company also agrees not to request that Dermira or any of its Representatives amend or waive any provision of this Section 11 (including this sentence); provided, that nothing contained in this Agreement shall prevent the Company, alone and not in concert with others, from making confidential communications to Dermira’s Chief Executive Officer and/or its Board of Directors (including, without limitation, a confidential proposal to acquire Dermira). For avoidance of any doubt, such confidential communication may include proposed activities and/or arrangements that would otherwise be prohibited under this Agreement (including, without limitation, confidential private proposals requesting the Company’s Chief Executive Officer, directly or indirectly, to amend or waive any provision of this Agreement), provided that such discussions could not reasonably be expected to require public disclosure taking into account Dermira’s circumstances at the time to the extent known to Lilly.

12. This Agreement will be construed, interpreted, and applied in accordance with the internal laws of the State of New York (excluding its body of law controlling conflicts of law).

13. This Agreement is the complete and exclusive statement regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Agreement.

14. Neither party may assign this Agreement, in whole or in part, without the other party’s prior written consent; provided, however, that a party may assign this Agreement without the other party’s consent to an affiliate or to a successor in interest by way of a merger, stock purchase or sale of all or substantially all the assets to which this Agreement relates. Any attempted assignment in violation of this Section 14 will be void. Subject to the foregoing, the rights and obligations of the parties shall inure to the benefit of and shall be binding upon and enforceable by the parties and their lawful successors and permitted assigns.

15. This Agreement will commence on the Effective Date and expire two (2) years thereafter, provided that this Agreement may be earlier terminated by either party at any time upon thirty (30) days prior written notice to the other party. The receiving party’s obligations to protect the disclosing party’s Confidential Information disclosed under this Agreement shall survive termination or expiration of this Agreement and will be binding upon the receiving party, its heirs, successors, and permitted assigns until the earlier of 5 years following termination or expiration of this Agreement or when such information no longer qualifies as Confidential Information under this Agreement.

16. Nothing herein shall obligate either party to proceed with any transaction between them, and each party reserves the right, in its sole discretion, to terminate the discussions contemplated by this Agreement. This Agreement does not constitute a binding agreement to enter into any definitive agreement. Receiving party understands that nothing herein requires the disclosure of any Confidential Information by the disclosing party, which shall be disclosed, if at all, at the discretion of the disclosing party.

17. Each party agrees that it shall comply and act in accordance with all applicable provisions of federal and state laws and regulations concerning such Confidential Information. Each party represents it has the right to enter into this Agreement and to disclose the Confidential Information hereunder.

18. Neither party shall use the name of the other party or make any oral or written release of any statement, information, advertisement or press release having any reference to a party, whether express or implied, without the express prior written approval of that party; except where required by law, such as, but not limited to, where a party is obligated to publish information regarding payment or other transfer of value to a health care provider or teaching hospital, if applicable.

19. If any of the provisions of this Agreement are found to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the remainder of the Agreement, but rather this Agreement shall be construed as if it did not contain the particular invalid or unenforceable provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

20. No amendments of this Agreement or waiver of any of its terms shall be effective unless agreed in writing by both parties. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion.

21. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Scanned, electronic and facsimile signatures will be as binding as original signatures.

IN WITNESS WHEREOF, the parties hereto have executed this Mutual Non-Disclosure Agreement by their duly authorized officers or representatives.

DERMIRA:		ELI LILLY AND COMPANY:

Signature:	/s/ Valerie Barnett	Signature:	/s/ Michael A. Johnson

Print Name:	Valerie Barnett	Print Name:	Michael A. Johnson

Title:	Vice President, Legal	Title:	VP Transactions - Immunology

Effective Date: September 10, 2019